 Exhibit (a)(1)(xiv)
IMPORTANT NOTICE TO PARTICIPANTS IN THE
INTERDIGITAL, INC. SAVINGS AND PROTECTION PLAN
AMENDED TRUSTEE DIRECTION FORM
INTERDIGITAL, INC. SAVINGS AND PROTECTION PLAN
BEFORE COMPLETING THIS FORM,
PLEASE READ CAREFULLY ALL ENCLOSED MATERIALS
PLEASE NOTE THAT IF YOUR AMENDED TRUSTEE DIRECTION FORM IS NOT RECEIVED BY THE TABULATION AGENT, AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, PROPERLY COMPLETED AND SIGNED, BY 5:00 P.M., NEW YORK CITY TIME ON FEBRUARY 14, 2023, UNLESS THE TENDER OFFER DEADLINE IS EXTENDED, STATE STREET BANK AND TRUST COMPANY WILL NOT TENDER ANY SHARES CREDITED TO YOUR PLAN ACCOUNT, UNLESS OTHERWISE REQUIRED BY LAW.
State Street Bank and Trust Company makes no recommendation to any participant in the InterDigital, Inc. Savings and Protection Plan (the “Plan”) with regard to the tender offer described herein.
This Amended Trustee Direction Form, if properly signed, completed and received by the tabulation agent in a timely manner, will supersede any previous Trustee Direction Form with respect to the tender offer.
PLEASE SIGN AND DATE ON THE REVERSE SIDE.

State Street Bank and Trust Company 1 Lincoln Street Boston, MA 02111
AMENDED TRUSTEE DIRECTION FORM
SEND BY MAIL, BY HAND OR OVERNIGHT DELIVERY
By 5:00 p.m. NYC time on February 14, 2023
American Stock Transfer & Trust Co., LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, NY 11219
Email: Dominick.apisa@equiniti.com

As of January 18, 2023, the number of shares of the InterDigital, Inc. Stock Fund credited to your account in the Plan is shown immediately above your name and address on page 1. In connection with the Offer to Purchase made by InterDigital, Inc. (“InterDigital”) dated January 23, 2023, as amended by the Supplement to Offer to Purchase dated February 6, 2023, you hereby instruct State Street Bank and Trust Company (“State Street”) to tender the InterDigital shares credited to your account under the Plan as of February 14, 2023, unless a later deadline is announced, as follows (complete the prompts below and submit if you wish to tender the shares credited to your individual account under the Plan):
PLEASE MAKE YOUR SELECTION IF YOU WISH TO TENDER YOUR PLAN SHARES
Percentage of shares to be tendered (the total of all percentages must be less than or equal to 100%. If the total is less than 100%, you will be deemed to have directed the Plan Trustee NOT to tender the remaining percentage.)
% at $65.25	% at $65.50	% at $65.75	% at $66.00	% at $66.25
% at $66.50	% at $66.75	% at $67.00	% at $67.25	% at $67.50
% at $67.75	% at $68.00	% at $68.25	% at $68.50	% at $68.75
% at $69.00	% at $69.25	% at $69.50	% at $69.75	% at $70.00
% at $70.25	% at $70.50	% at $70.75	% at $71.00	% at $71.25
% at $71.50	% at $71.75	% at $72.00	% at $72.25	% at $72.50
% at $72.75	% at $73.00	% at $73.25	% at $73.50	% at $73.75
% at $74.00	% at $74.25	% at $74.50	% at $74.75	% at $75.00
% at TBD
** By entering a percentage on the % line at TBD, the undersigned is willing to accept the Purchase Price resulting from the Dutch Auction, for the percentage of shares elected. This could result in receiving a price per share as low as $65.25 or as high as $75.00 per share. In addition, as described in the Offer to Purchase, because of the “Odd Lot” priority, pro ration and the conditional tender provisions, InterDigital may not purchase all of the shares that you tender, even if you tended them at or below the Purchase Price.
Please sign exactly as your name appears hereon.

Signature [PLEASE SIGN WITHIN BOX]	Date

IMMEDIATE ATTENTION REQUIRED
February 6, 2023
Re: InterDigital, Inc. Tender Offer
Dear Participant in the InterDigital, Inc. Savings and Protection Plan:
You are receiving this amended direction form (this “Direction Form”) in connection with the previously announced offer by InterDigital, Inc. (“InterDigital”) to purchase up to $200 million in aggregate value of its issued and outstanding common shares, par value $0.01 per share (the “shares”). The price range for the tender offer was originally set at a purchase price not less than $60.00 and not greater than $69.00 per share. On February 6, 2023, InterDigital announced an amendment to the tender offer, pursuant to which the price range for the tender offer is now set at a purchase price not less than $65.25 per share and not greater than $75.00 per share (as amended, the “tender offer”). The tender offer is more fully described in an Offer to Purchase, dated January 23, 2023 (the “Original Offer to Purchase”) as amended by a Supplement to Offer to Purchase dated February 6, 2023 (the “Supplement”, and together with the Original Offer to Purchase, as amended or supplemented from time to time, the “Offer to Purchase”), the related Amended Letter of Transmittal and the other materials filed as exhibits to the Amendment No. 1 to the Issuer Tender Offer Statement on Schedule TO-I filed with the Securities and Exchange Commission on February 6, 2023.
The enclosed tender offer materials and Direction Form require your immediate attention. Our records reflect that, as a participant in the InterDigital, Inc. Savings and Protection Plan (the “Plan”), all or a portion of your individual account is invested in the InterDigital Communications Stock Fund (the “Stock Fund”). As described below, you have the right to instruct State Street Bank and Trust Company (“State Street”), as trustee of the Plan, concerning whether to tender shares related to your individual account under the Plan. If you have already completed and submitted to the Plan Trustee (as defined below) a direction form instructing the Plan Trustee to tender 100% of the shares attributable to your account at the final Purchase Price determined by the Company under the tender offer, or if you have previously instructed the Plan Trustee to tender the shares attributable to your account at a price or prices within the amended price range and do not wish to change your prior instructions, you do not need to take any further action. If you did not instruct the Plan Trustee to tender 100% of the shares attributable to your account at the final Purchase Price determined under the tender offer, and instead instructed the Plan Trustee to tender shares attributable to your account at a price or prices outside of the amended price range, your prior Direction Form has been invalidated, and you will need to submit a new Direction Form. You may also submit a new Direction Form if you wish to change the number of shares or the price at which the Plan Trustee should tender the shares attributable to your account in the tender offer. To do so, you must complete the enclosed Direction Form and return it to the Plan’s tabulator, American Stock Transfer & Trust Co., LLC (the “Tabulator”) in the enclosed return envelope so that it is RECEIVED by 5:00 p.m., New York City time, on Tuesday, February 14, 2023, unless the tender offer is extended, in which case the deadline for receipt of instructions will, to the extent feasible, be two business days prior to the expiration date of the tender offer. If you do not complete a Direction Form and return it to the Tabulator on a timely basis, you will be deemed to have elected not to participate in the tender offer and no shares related to your individual account under the Plan will be tendered.
The remainder of this letter summarizes the transaction, your rights under the Plan (including notice of a blackout period) and the procedures for completing and submitting the Direction Form. You should also review the more detailed explanation provided in the Supplement, enclosed with this letter, and the Original Offer to Purchase, previously sent to all of InterDigital’s stockholders..
BACKGROUND
InterDigital has made a tender offer to purchase up to $200 million of its shares from its stockholders at a single per share price (the “Purchase Price”) not less than $65.25 and not greater than $75.00 per share, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase. InterDigital will select the lowest purchase price (in increments of $0.25) that will allow it to purchase up to $200 million of its shares. Subject to the terms and conditions of the tender offer as set forth in the Offer to Purchase, if the total value of shares tendered is less than or equal to $200 million, InterDigital will purchase all shares that are properly tendered at a price lower than the Purchase Price and not withdrawn. All shares acquired in the tender offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. If more than $200 million of its shares are properly tendered, it is possible that, due to “Odd Lot” priority, pro ration and the conditional tender provisions described in the Offer to Purchase, that InterDigital will not purchase all of the shares properly tendered at or before the Purchase Price. Note, neither the Odd Lot priority nor the conditional tender provisions, as described in the Offer to Purchase, which are available to registered holders of shares, will apply to participants in the Plan.
The enclosed Supplement is being provided to all of InterDigital’s stockholders, and it, together with the Original Offer to Purchase sets forth the terms and conditions of the tender offer. To understand the tender offer fully and for a more complete description of the terms and conditions of the tender offer, you should carefully read the Supplement and the Original Offer to Purchase in their entirety.
The tender offer extends to the shares held by the Plan. As of January 18, 2023, the Plan held approximately 54,721 shares. Only State Street, as trustee of the Plan, can tender these shares in the tender offer. Nonetheless, as a participant under the Plan, you have the right to direct State Street whether or not to tender some or all of the shares attributable to your individual account under the Plan, and at what price or prices. Unless otherwise required by applicable law, State Street will tender shares attributable to participant accounts in accordance with participant instructions and State Street will not tender shares attributable to participant accounts for which it does not receive timely instructions. If you do not complete a Direction Form and return it to the Tabulator on a timely basis, you will be deemed to have elected not to participate in the tender offer and no shares attributable to your Plan account will be tendered.
LIMITATIONS ON FOLLOWING YOUR DIRECTION
The enclosed Direction Form allows you to specify the percentage of the shares attributable to your account that you wish to tender and the price or prices at which you want to tender shares attributable to your account. As detailed below, when State Street tenders shares on behalf of the Plan, it may be required to tender shares on terms different than those set forth on your Direction Form.
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits the sale of shares to InterDigital for less than “adequate consideration,” which is defined by ERISA for a publicly traded security as the prevailing market price on a national securities exchange. State Street will determine “adequate consideration,” based on the prevailing or closing market price of the shares on Nasdaq Global Select Market, on or about the date the shares are tendered by State Street (the “prevailing market price”). Accordingly, depending on the prevailing market price of the shares on such date, State Street may be unable to follow participant directions to tender shares to InterDigital at certain prices within the offered range. State Street will tender or not tender shares as follows:

•
If the prevailing market price is greater than the maximum tender price offered by InterDigital ($75.00 per share), notwithstanding your direction to tender shares in the tender offer, the shares will not be tendered.

•
If the prevailing market price is lower than the price at which you direct shares be tendered, State Street will follow your direction both as to percentage of shares to tender and as to the price at which such shares are tendered.

•
If the prevailing market price is greater than the price at which you direct the shares be tendered but within the range of $65.25 to $75.00, State Street will follow your direction regarding the percentage of shares to be tendered, but will increase the price at which such shares are to be tendered to the lowest tender price that is not less than the prevailing market price.

•
If the prevailing market price is within the range of $65.25 to $75.00, for all shares directed to be tendered at the “per share purchase price to be determined pursuant to the tender offer”, State Street will tender such shares at the lowest tender price that is not less than the prevailing market price.

Unless otherwise required by applicable law, State Street will not tender shares attributable to participant accounts for which it has not received a completed Direction Form. State Street makes no recommendation as to whether to direct the tender of shares or whether to refrain from directing the tender of shares. EACH PARTICIPANT OR BENEFICIARY MUST MAKE HIS OR HER OWN DECISIONS.

CONFIDENTIALITY
To assure the confidentiality of your decision, State Street and their affiliates or agents will tabulate participant directions. Neither State Street nor their affiliates or agents will make your individual direction to State Street available to InterDigital.
PROCEDURE FOR DIRECTING TRUSTEE
Enclosed is a Direction Form which should be completed and returned to the Tabulator. Please note that the Direction Form indicates the number of shares attributable to your individual account as of January 18, 2023. However, for purposes of the final tabulation, State Street will apply your instructions to the number of shares attributable to your account as of February 14, 2023, or as of a later date if the tender offer is extended.
If you do not properly complete the Direction Form or do not return it by the deadline specified, such shares will be considered NOT TENDERED.
To properly complete your Direction Form, you must do the following:
(1)
On the face of the Direction Form, complete the table. Specify the percentage (between 1% and 100% in whole numbers) of shares attributable to your individual account that you want to tender at each price indicated.

You may direct the tender of shares attributable to your account at different prices. To do so, you must state the percentage (between 1% and 100% in whole numbers) of shares to be sold at each price by filling in the percentage of such shares on the line immediately before the price. Also, you may elect to accept the per share purchase price to be determined pursuant to the tender offer, which will result in receiving a price per share as low as $65.25 or as high as $75.00. You should understand that an election to accept the per share price to be determined pursuant to the tender offer may cause the purchase price to be lower and could result in the tendered shares being purchased at the minimum price of $65.25 per share. Leave a given line blank if you want no shares tendered at that particular price. The total of the percentages you provide on the Direction Form may not exceed 100%, but it may be less than 100%. If this amount is less than 100%, you will be deemed to have instructed State Street NOT to tender the balance of the shares attributable to your individual account.
(2)
Date and sign the Direction Form in the space provided.

(3)
Return the Direction Form in the enclosed return envelope so that it is received by the Tabulator at the address on the return envelope (American Stock Transfer & Trust Co., LLC, Operations Center, Attn: Reorganization Department, 6201 15th Avenue, Brooklyn, NY 11219) not later than 5:00 p.m., New York City time, on February 14, 2023, unless the tender offer is extended, in which case, to the extent feasible, the participant deadline shall be four business days prior to the expiration date of the tender offer. Direction Forms will not be accepted via facsimile.

Your direction will be deemed irrevocable unless withdrawn by 5:00 p.m., New York City time, on February 14, 2023, unless the tender offer is extended by InterDigital. In order to make an effective withdrawal, you must submit a new Direction Form which may be obtained by calling the Tabulator at 877-248-6417 or 718-921-8317. Upon receipt of a new, completed and signed Direction Form, your previous direction under your previously submitted Direction Form will be deemed canceled. You may direct the re-tendering of any shares attributable to your individual account by obtaining an additional Direction Form from the Tabulator and repeating the previous instructions for directing tender as set forth in this letter.
After the deadline above for returning the Direction Form to the Tabulator, State Street and their affiliates or agents will complete the tabulation of all directions. State Street will tender the appropriate number of shares on behalf of the Plan.
Subject to the satisfaction of the conditions described in the Offer to Purchase, InterDigital will purchase up to $200 million of shares that are properly tendered through the tender offer. If the total value of shares tendered exceeds $200 million, the shares tendered pursuant to the tender offer may be subject to “Odd Lot” priority, pro ration and the conditional tender provisions, as described in the Offer to Purchase. Any shares attributable to your account that are not purchased in the tender offer will remain allocated to your individual account under the Plan.

Neither the Odd Lot priority nor the conditional tender of shares described in the Offer to Purchase will apply to participants in the Plan.
EFFECT OF TENDER ON YOUR ACCOUNT
If you direct State Street to tender some or all of the shares attributable to your Plan account, as of 4:00 p.m. Eastern Time on February 14, 2023, certain transactions involving the Stock Fund attributable to your account, including all exchanges out, loans, withdrawals and distributions, will be prohibited until all processing related to the tender offer has been completed, unless the tender offer is terminated or the completion date is extended. We currently anticipate that this freeze on transactions will last until approximately the week of February 27, 2023. This freeze on transactions will apply to ALL shares attributable to your Plan account, even if you elect to tender less than 100% of the shares attributable to your Plan account. (Balances in the Stock Fund will be utilized to calculate amounts eligible for loans and withdrawals throughout this freeze on the Stock Fund.) Additionally, if you direct State Street to tender some or all of your shares, any outstanding orders to sell shares will be canceled. Please note that cancelled sell orders will not automatically be reinstated; participants who wish to establish a new sell order after the tender offer or after an extension of the tender offer must initiate such action themselves. In the event that the tender offer is extended, the freeze on transactions involving the Stock Fund will, if feasible, be temporarily lifted until three days prior to the new completion date of the tender offer, as extended, at which time a new freeze on these transactions involving the Stock Fund will commence. You can call Transamerica, the plan recordkeeper, at 1-800-755-5801 to obtain updated information on expiration dates, deadlines and Stock Fund freezes.
If you directed State Street NOT to tender any of the shares attributable to your account or you did not return provide directions in a timely manner, you will continue to have access to all transactions normally available to the Stock Fund, subject to Plan rules.
IMPORTANT NOTE ABOUT THE STOCK FUND BLACKOUT PERIOD FOR PARTICIPANTS TENDERING SHARES
If you direct State Street to tender some or all of the shares attributable to your Plan account, and State Street tenders shares on your behalf, you temporarily will be unable to conduct certain Plan transactions involving the Stock Fund for more than three (3) consecutive business days (a “Blackout Period.”) During the Blackout Period certain transactions involving the Stock Fund attributable to your account, including all exchanges out, loans, withdrawals and distributions, will be prohibited and you will be unable to direct or diversify investments in the Stock Fund attributable to your account. The Blackout Period will begin on Tuesday, February 14, 2023. For Plan participants who do not elect to tender any shares attributable to their Plan accounts in the tender offer, there will not be a Blackout Period. For Plan participants who do elect to tender all or a portion of the shares attributable to their Plan accounts in the tender offer, the Blackout Period is expected to end on or about the week of February 27, 2023, unless the tender offer is terminated or the completion date is extended. The Blackout Period may be terminated in the event the expiration date of the tender offer is extended. In this case, a new Blackout period will be imposed and you will receive a new Blackout Notice. You can determine whether the Blackout Period has started or ended by calling Transamerica at 1-800-755-5801.
Because during the Blackout Period you will be unable to conduct certain transaction, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the Blackout Period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the Stock Fund, as individual securities — including the shares — tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the Blackout Period, and you would not be able to direct the sale of such stocks from your account during the Blackout Period.
Federal law generally requires that you be furnished notice of a Blackout Period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any Blackout Period in order to provide you with sufficient time to consider the effect of the Blackout Period on your retirement and financial plans. There is an exception to this 30-day rule where such advance notice is not possible due to events beyond the reasonable control of the Plan administrator. In this case, the tender offer was publicly announced on January 23, 2023, amended on February 6, 2023, and is scheduled to end at 11:59 p.m., New York City time, on February 17, 2023. In order to process tender directions, it is required that the Blackout Period must begin on February 14, 2023. As the administratively required Blackout Period for the Plan will begin less than 30 days after the date of this notice, it was not possible to furnish 30 days’ advance notice.
If you have any questions concerning the Blackout Period, you should contact Transamerica at 1-800-755-5801.
INVESTMENT OF PROCEEDS
For any shares in the Plan that are tendered and purchased by InterDigital, InterDigital will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.
State Street will invest proceeds received with respect to shares attributable to your account in the Qualified Default Investment Alternative, Vanguard Target Retirement Funds series (which is a group of single target date funds, based on your assumed retirement age 65) (the “QDIA”), as soon as administratively possible after receipt of proceeds. Once the cash is invested in the QDIA, you will be free to change your investment election in accordance with the Plan terms. State Street anticipates that the processing of participant accounts will be completed approximately three to five business days after receipt of these proceeds. You may call Transamerica at 1-800-755-5801 or log on to transamerica.com/portal after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of shares which were invested in the QDIA invested in other investment options offered under the Plan.
SHARES OUTSIDE THE PLAN
If you hold shares outside of the Plan, you will receive, under separate cover, tender offer materials to be used to tender those shares. Those tender offer materials may not be used to direct State Street to tender or not tender the shares attributable to your individual account under the Plan. Likewise, the tender of shares attributable to your individual account under the Plan will not be effective with respect to shares you hold outside of the Plan. The direction to tender or not tender shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender shares held outside of the Plan.
TAX CONSEQUENCES
While you will not recognize any immediate tax gain or loss as a result of the tender and sale of any shares attributable to your account in the Plan, the tax treatment of future distributions from the Plan may be impacted. Tender offer proceeds will be subject to all applicable taxes at the time you receive a distribution from the Plan. We encourage you to consult your tax advisor concerning your decision to participate in the tender offer and possible tax ramifications.
FURTHER INFORMATION
If you require additional information concerning the procedure to tender shares attributable to your individual account under the Plan, please contact the Tabulator at 877-248-6417 or 718-921-8317 . If you require additional information concerning the terms and conditions of the tender offer, please contact D.F. King & Co., Inc., the Information Agent of the tender offer, by phone at (800) 549-6864 or by email at idcc@dfking.com.
Sincerely,
State Street Bank and Trust Company